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                                                                Exhibit 99.1


                    VALLEY NATIONAL GASES NAMES NEW DIRECTOR

         Washington, PA, August 15/PRNewswire/-- Valley National Gases Incorporated (Amex:VLG) today announced the election of Mr. Robert P. Hespe to it's Board of Directors, pending shareholder approval at the company's October annual meeting. Mr. Hespe has been Assistant Corporate Controller for Union Carbide Corporation and Division Controller for their Specialty Chemicals business. Mr. Hespe also served as Controller for the Packaged Gases Division of Union Carbide, which has subsequently evolved into the PDI subsidiary of Praxair.

         Valley's Vice Chairman and CEO, William A. Indelicato, commented: "We believe we are very fortunate to have Bob Hespe join our team. He brings to our Board a wealth of experience in our business, having served as a packaged gases subsidiary field level controller early in his career and later becoming controller for the entire packaged gases division."

         Mr. Indelicato further commented: "Having worked in our business at the grass roots level, Bob will be able to contribute to further enhancement in our operating processes and procedures, through which we expect to achieve further improvement in both operating efficiencies and financial control. Bob will also strengthen our Board's financial acumen, in preparation for the implementation of the requirements of Sarbanes Oxley Section 404."

         Valley National Gases, with headquarters in Washington, Pennsylvania, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates sixty seven locations in twelve states, with nine production and distribution centers in the eastern and midwestern United States.

SOURCE:  Valley National Gases Incorporated    08/15/05
/CONTACT:  James P. Hart of Valley National Gases,
           724-228-3000/ or j_hart@vngas.com